United States

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 18, 2015

FNB BANCORP

(Exact name of registrant as specified in its charter)

California

(State or other jurisdiction of incorporation)

000-49693	92-2115369
(Commission File Number)	(IRS Employer Identification No.)

975 El Camino Real, South San Francisco, California	94080
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 588-6800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

FNB Bancorp (CA) (OTCQB:FNBG), today announced that the Bank's sole operating subsidiary, First National Bank of Northern California ("the Bank), had entered into a "Memorandum of Mutual Agreement To Amend Certain Salary Continuation Agreements" with four named executives of both the Bank and FNB Bancorp. Under the terms of this agreement, the existing Salary Continuation Agreements for the President, Chief Operating Officer, Chief Financial Officer and Chief Lending Officer will be amended and the amendments signed no later than January 31, 2016, in order to incorporate changes in the timing of accounting for and the vesting of benefits under the existing Salary Continuation Agreements, as currently amended, and the date(s) upon which benefits are to be paid, without changing the amount of actual benefits payable under the agreements.

The effect of these changes to the agreements will be an acceleration of expense recognition under the agreements. During 2015, the additional pretax salary and benefits expense related to this agreement will be approximately $1.3 million. On an after tax basis, net income is expected to decline by approximately $0.8 million.

Item 8.01 Other Events.

A copy of the Memorandum of Mutual Agreement to Amend Certain Salary Continuation Agreements is attached to this report as Exhibit 2.1 and is incorporated here by reference.

A copy of the Press Release issued by the registrant on December 18, 2015 is attached to this report as Exhibit 2.2 and is incorporated here by reference.

Item 9.01. Financial Statements and Exhibits.

(c)     Exhibits

2.1	Memorandum of Mutual Agreement to Amend Certain Salary Continuation Agreements dated December 18, 2015

2.2	News release of December 18, 2105, announcing the signing of the Memorandum of Mutual Agreement to Amend Certain Salary Continuation Agreements dated December 18, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FNB BANCORP (Registrant)

Dated: December 18, 2015.	By:	/s/ Dave A. Curtis
Dave A. Curtis
Senior Vice President and
Chief Financial Officer